EXHIBIT 10.7
Greenwich Capital Financial Products, Inc.
600 Steamboat Road
Greenwich, Connecticut 06803
May 31, 2007
NY Credit Funding I, LLC
230 Park Avenue
Suite 1150
New York, New York 10169

Re:	Master Repurchase Agreement dated as of February 9, 2006 between NY Credit Funding I, LLC, a Delaware limited liability company (“Seller”) and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC. (together with its successors and assigns, the “Buyer”) (as amended, supplemented or modified from time to time, collectively, the “Repurchase Agreement”).
Ladies and Gentlemen:
          This letter agreement is entered into by and between the aforementioned Buyer and Seller in connection with the aforementioned Repurchase Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Repurchase Agreement.
          In exchange for Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to the following modifications of the Repurchase Agreement:
          1. The following definitions set forth in Section 2 of the Repurchase Agreement are hereby amended and restated to read as follows:
“Average LTV” shall mean, with respect to any Junior Participation Interest, any Preferred Equity Interest or any Mezzanine Loan, the ratio (expressed as a percentage) obtained by dividing (A) the sum of (x) the Senior LTV of all debt that is senior to or pari passu with such Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan and (y) the Combined LTV of such Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan by (B) two (2).

“Combined DSCR” for any Purchased Loan or proposed Purchased Loan shall be the ratio (expressed as a decimal, followed by an “x”) of (A) the underwritten annualized net cash flow generated by the real property or properties that directly or indirectly secure such Purchased Loan, as determined by Buyer in its sole discretion, exercised in good faith (which shall include consideration of interest reserves as a source of debt service payments to the extent such reserves are fully funded as of the date of purchase of such Purchased Loan hereunder), to (B) the annualized debt service or preferred return (as determined below) for the Purchased Loan plus the annualized debt service or preferred return (as determined below) for any and all senior and pari passu debt directly or indirectly secured by the real property or properties that collateralize such Purchased Loan. The “debt service” for the Purchased Loan or senior or pari passu debt, as applicable, or, in the case of a Preferred Equity Interest, the “preferred return,” for purposes of the calculation in clause (B) shall be, with respect to each such debt or preferred return, as applicable, the greater of (1) the annualized debt service for such debt or annualized preferred return, as applicable, based upon the actual interest rate and amortization for such debt or preferred return (provided that if the interest rate is determined by reference to a variable rate, the Buyer shall in its sole discretion, exercised in good faith, select an appropriate rate as the assumed rate to be used to calculate the Combined DSCR, which shall not be less than the rate which would apply assuming that the LIBOR or other base variable rate used under the related loan documents or organizational documents, as applicable, to determine the interest rate of the debt or preferred return equals the “strike price” of any interest rate cap required and in place under the terms of the related loan documents or organizational documents, as applicable), and (2) the debt service or preferred return, as applicable, due at a stabilized debt service or preferred return constant, in each case as determined by Buyer in its sole discretion, exercised in good faith.
“Combined LTV” for any Whole Loan, Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan shall be the ratio (expressed as a percentage) of (A) the unpaid principal amount of such Whole Loan, Junior Participation Interest or Mezzanine Loan or unreturned equity interest amount of such Preferred Equity Interest plus the unpaid principal amount of any debt senior to or pari passu with such Whole Loan, Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan divided by (B) the fair market value of the real property, properties or other collateral directly securing: (i) such Whole Loan, Junior Participation Interest or Mezzanine Loan or, in the case of a Preferred Equity Interest, directly or indirectly owned by the entity in which Seller has such Preferred Equity Interest, as determined by Buyer in its sole discretion; and (ii) any such debt senior to or pari passu with such Whole Loan, Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan.
“Eligible Loans” shall mean any of the following types of loans originated by Seller, New York Life Insurance Company, Onex Corporation or Cushman & Wakefield, and Affiliates thereof, or purchased from Buyer or Buyer’s Affiliates or such other lenders as are reasonably approved by Buyer, which loans are acceptable to Buyer in its sole business judgment, exercised in good faith, and are secured directly or indirectly by a property that is a multifamily, retail, office, warehouse, healthcare or hospitality property (or any other property type acceptable to Buyer) and is located in the United States of America, its territories or possessions, and which would not, if the same became Eligible Loans, cause any non-compliance or non-conformity with the Facility Limits:
(i)	performing Whole Loans which satisfy the following criteria:
(a) the Combined LTV thereof does not exceed, as applicable, (1) for fixed rate Whole Loans, 80%, or (2) for floating rate Whole Loans, 85%; and
(b) the Combined DSCR thereof is not less than, as applicable, (1) for fixed rate Whole Loans, l.30x, or (2) for floating rate Whole Loans, 1.40x.
(ii)	Junior Participation Interests in performing commercial mortgage loans secured by first liens in multifamily and commercial real property which satisfy the following criteria:
(a) the Combined LTV thereof does not exceed 90%;
(b) the Combined DSCR thereof is not less than 1.05x; and
(c) the Relative Thickness calculated with respect to such Junior Participation Interest is not less than 10%, provided that if such Junior Participation Interest is purchased by Buyer in combination with (or as part of) an Eligible Loan purchased by Buyer that is secured by the same real property or properties securing such Junior Participation Interest (a “Tied Purchased Loan” with respect to such Junior Participation Interest), and the Relative Thickness of the Junior Participation Interest and Tied Purchased Loan determined on an aggregate basis is not less than 10%, the Relative Thickness requirement under this clause (c) shall be deemed satisfied.
(iii)	performing Mezzanine Loans which satisfy the following criteria:
(a) the Combined LTV thereof does not exceed 90%;
(b) the Combined DSCR thereof is not less than 1.05x; and
(c) the Relative Thickness calculated with respect to such Mezzanine Loan is not less than 10%, provided that if such Mezzanine Loan is purchased by Buyer in combination with (or as part of) an Eligible Loan purchased by Buyer that is secured by the same real property or properties securing such Mezzanine Loan (a “Tied Purchased Loan” with respect to such Mezzanine Loan), and the Relative Thickness of the Mezzanine Loan and Tied Purchased Loan determined on an aggregate basis is not less than

10%, the Relative Thickness requirement under this clause (c) shall be deemed satisfied.
(iv)	at any time after the Seller and/or its Affiliates have completed the initial public offering pursuant to the registration statement filed with the Securities and Exchange Commission on November 13, 2006, performing Preferred Equity Interests which satisfy the following criteria:
(a) the Combined LTV thereof does not exceed 90%;
(b) the Combined DSCR is not less than the minimum amount for the applicable Category Type set forth on Schedule I hereto; and
(c) the Relative Thickness calculated with respect to such Preferred Equity Interest is not less than 10%, provided that if such Preferred Equity Interest is purchased by Buyer in combination with (or as part of) an Eligible Loan purchased by Buyer that is secured by the same real property or properties owned directly or indirectly by the entity in which Seller has such Preferred Equity Interest (a “Tied Purchased Loan” with respect to such Preferred Equity Interest), and the Relative Thickness of the Preferred Equity Interest and Tied Purchased Loan determined on an aggregate basis is not less than 10%, the Relative Thickness requirement under this clause (c) shall be deemed satisfied.
(v)	any other Whole Loan, Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan which does not conform to the criteria set forth in clauses (i)-(iv) above and Buyer elects in its sole discretion to purchase, in which case the criteria for the ratio of total loan to value and the underwritten debt service coverage ratio, and any modifications to the Facility Limits with respect to such loan, shall be set forth in the related Confirmation for the Transaction under which such loan is purchased by Buyer.
Non-performing loans and loans secured by undeveloped land are not eligible for inclusion as Eligible Loans.
“Facility Amount” shall mean $300,000,000.
“Seller LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Seller dated as of November 10, 2006 by Sponsor.
“Senior LTV” shall mean, with respect to any Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan, the ratio (expressed as a percentage) of (A) the unpaid principal amount of any debt senior to or pari passu with such Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan divided by (B) the fair market value, as determined by Buyer in its sole discretion, exercised in good faith, of the real property, properties or other collateral: (i) directly securing such Junior Participation Interest or Mezzanine Loan; (ii) in the

case of a Preferred Equity Interest, owned directly or indirectly by the entity in which the Seller has such Preferred Equity Interest; or (iii) any such debt senior to or pari passu with such Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan.
“Sponsor” shall mean NY Credit Operating Partnership LP, a Delaware limited partnership.
“Sponsor GP” shall mean NYCT Business Trust I, a Maryland business trust.
“Sponsor LP Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of Sponsor dated as of November 10, 2006, among, Sponsor GP, as general partner, NY Credit Real Estate GP LLC, as original general partner and the limited partners listed on an exhibit thereto, as amended by that certain First Amendment to Third Amended and Restated Agreement of Limited Partnership of Sponsor dated as of April 19, 2007.
“Sponsor Manager LLC Agreement” shall mean the Third Amended and Restated Limited Liability Agreement of Sponsor Manager dated as of November 10, 2006 among BRK Management LLC, Cushman & Wakefield, Inc., New York Life Investment Management LLC, HSH Nordbank AG, Cayman Islands Branch, Edward J. Santoro (or an entity controlled by Edward J. Santoro) and Joseph C. Franzetti (or an entity controlled by Joseph C. Franzetti), as amended by that certain First Amendment to Third Amended and Restated Limited Liability Agreement of Sponsor Manager dated as of April 19, 2007 and any amendments thereto approved or consented to in writing by Buyer.
          2. Section 2 of the Repurchase Agreement is hereby amended to add the following definitions:
“Hedging Reserve” shall mean $10,000,000.
“Preferred Equity Interest” shall mean preferred equity interests in entities that own, directly or indirectly, multifamily and commercial properties.
“Relative Thickness” shall mean, with respect to any Mezzanine Loan, Preferred Equity Interest or Junior Participation Interest, the fraction (measured as a percentage, e.g., 1/10th = 10%): (i) having as its numerator: (a) in the case of a Junior Participation Interest or a Mezzanine Loan, the unpaid principal amount of such Junior Participation Interest or Mezzanine Loan; or (b) in the case of a Preferred Equity Interest, the unpaid equity return of such Preferred Equity Interest; and (ii) having as its denominator: (a) in the case of a Junior Participation Interest or a Mezzanine Loan, the sum of the unpaid principal amount of such Junior Participation Interest or Mezzanine Loan plus the unpaid principal amount of any debt senior to, junior to or pari passu with such Junior Participation Interest or Mezzanine Loan; and (b) in the case of a Preferred Equity Interest, the sum of the unpaid equity return of such Preferred Equity Interest plus the unpaid principal amount of any debt senior to, junior to or pari passu with such Preferred Equity Interest.
“Sponsor GP Organizational Documents” shall mean, collectively, the Articles of Organization of the Sponsor GP filed on April 12, 2007 with the Maryland

Department of Assessments and Taxation and the Operating Agreement of the Sponsor GP dated as of April 19, 2007.
          3. The proviso at the end of the first sentence of Section 3(a) of the Repurchase Agreement is hereby amended in its entirety to read as follows:
provided, however, that the aggregate of the Repurchase Prices (excluding Other Price Components) for all Transactions purchased hereunder and outstanding at any one time (i.e., which shall not then have not been repurchased by Seller) shall not exceed the difference between: (i) the Facility Amount; minus (ii) the Hedging Reserve.
          4. Section 3(b)(8) of the Repurchase Agreement is hereby amended in its entirety to read as follows:
(8) the purchase by Buyer from Seller of the Purchased Loans shall be completed prior to the Commitment Expiration Date and shall not result in non-compliance with the Facility Limits or the aggregate of the Purchase Prices for all Transactions to exceed the difference between (i) the Facility Amount; minus (ii) the Hedging Reserve;
          5. The second and third sentences of Section 3(f) of the Repurchase Agreement are hereby deleted in their entirety and all references to “Draw Fee” and “Availability Fee’ shall be of no further force or effect.
          6. Section 3(o)(vii) of the Repurchase Agreement is hereby amended in its entirety to read as follows:
the date the Subsequent Advance is made shall be prior to the Commitment Expiration Date and shall not, after giving effect to such Subsequent Advance, result in the aggregate of the Purchase Prices for all Purchased Loans outstanding after such Subsequent Advance is made exceeding the difference between: (i) the Facility Amount; minus (ii) the Hedging Reserve;
          7. Section 7 (b) of the Repurchase Agreement is hereby amended by adding immediately at the end thereof the language set forth on Exhibit A attached hereto.
          8. Section 13 (xiii)(C) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
(C) a Consolidated Leverage Ratio equal to or less than (1) 5.00:1.00 at any time prior to the date on which the Seller completes, as determined by Buyer in its reasonable discretion, Seller’s initial commercial mortgage-backed securitization transaction, collateralized debt obligation or similar capital markets transaction in accordance with the terms and conditions of the Transaction Documents; and (2) 4.50:1.00 at all times thereafter.
          9. Paragraph A of Schedule I to the Repurchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B attached hereto.
          10. Paragraph A of Section II of Schedule I to the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:

A. The Purchase Price for any proposed Eligible Loan proposed for a Transaction shall not be (i) in excess of $60,000,000 or (ii) less than $1,000,000.
          11. Section II of Schedule I to the Repurchase Agreement is hereby amended by adding the following new Paragraph C immediately at the end thereof to read as follows:
C. The aggregate Purchase Prices with respect to all Preferred Equity Interests may not exceed ten percent (10%) of the Facility Amount.
          12. Exhibit VI to the Repurchase Agreement is hereby amended by adding the language set forth on Exhibit C attached hereto.
          13. The repurchase Agreement is hereby amended such that all references in the Repurchase Agreement to “Sponsor GP LLC Agreement” shall be deemed to be references to “Sponsor GP Organizational Documents.”
          14. Seller shall pay to Buyer, on the date hereof, an additional commitment fee (the “Additional Commitment Fee”) in an amount equal to $400,000, which Additional Commitment Fee shall be deemed fully earned by Buyer and nonrefundable on the date hereof.
          As conditions precedent to the effectiveness of this letter agreement: (i) no Default, Event of Default, Margin Call or CF Sweep Condition shall exist as of the date hereof; (ii) the representations and warranties made by Seller and Guarantor in any of the Transaction Documents shall be true and correct in all material respects as of the date hereof; and (iii) Seller shall have delivered to Buyer a due authorization, execution and enforceability opinion of Seller’s counsel, in a form reasonably acceptable to Buyer, with respect to this letter agreement.
          This letter agreement amends and modifies the Repurchase Agreement, and shall constitute a Transaction Document under the Repurchase Agreement. Seller and Buyer acknowledge and reaffirm that all terms, conditions and covenants contained in the Repurchase Agreement, as specifically modified and amended herein, are and shall remain in full force and effect. This letter agreement may be executed and delivered in separate counterparts, which together shall constitute a single agreement. This letter agreement may not be amended or any provision hereof waived or modified except by an agreement in writing signed by each of the parties hereto. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
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     This letter agreement is made and entered into by the undersigned as of the date first stated above.

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC.

By: /s/ Lance W. Haberin
Name: Lance W. Haberin Title: Vice President

Acknowledged and Agreed:

NY CREDIT FUNDING I, LLC, a Delaware limited liability company

By:	NY Credit Operating Partnership, LP, Its sole member

	By:	NYCC GP LLC, Its General Partner

		By:	/s/ William Adamski
William Adamski
Manager

EXHIBIT A
SECTION 7 (b) AMENDMENT
With respect to each Purchased Loan which is a Preferred Equity Interest (provided that with respect to any documentation and delivery requirements for any Preferred Equity Interest, such requirements shall be determined by Buyer in connection with its due diligence review and may be in addition to, and/or different from, those set forth below):
(i) The original certificate, if any, or the original partnership agreement, in either case, evidencing the Preferred Equity Interest with an appropriate stock power or the equivalent executed in blank.
(ii) The original intercreditor agreement, if any, executed in connection with the Purchased Loan.
(iii) The original security agreement, if any, executed in connection with the Purchased Loan.
(iv) Copies of all documents relating to the formation and organization of the entity in which Seller holds such Preferred Equity Interest and all entities in which such entity holds any direct or indirect interest, together with all consents and resolutions, if any, delivered in connection with Seller’s obtaining such Preferred Equity Interest.
(v) The originals of all lockbox account, deposit account, securities account or other pledge or control agreements respecting any and all accounts established and/or required to be maintained under the Purchased Loan Documents, or if copies thereof, together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals, together with a notice letter executed by the Seller and addressed to the applicable account bank(s) or other financial institution(s) at which such accounts are maintained (each, a “Bank”) informing such Bank that the applicable Purchased Loan has been transferred and assigned to Buyer in accordance with this Agreement and otherwise in form and substance reasonably acceptable to Buyer. As partial consideration for Buyer’s agreements herein, Seller represents and warrants to Buyer that the notice letter, together with the other Transaction documents, are sufficient to establish Buyer as the secured party in, to and under such accounts under the UCC or otherwise. Buyer agrees that so long as no Event of Default has occurred and is continuing, Buyer shall not deliver such notice letter to such Bank. Upon the occurrence and continuance of an Event of Default, Seller irrevocably and unconditionally consents to Buyer’s delivery of such notice letter to such Bank and agrees to enter into and deliver such other documents and agreements as Buyer and/or Bank may reasonably request to evidence Buyer’s perfected security interest in, to and under such accounts.
(vi) All other documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting such Purchased Loan,

or otherwise executed or delivered in connection with, or otherwise relating to, such Purchased Loan.
(vii) The assignment of Purchased Loan sufficient to transfer to Buyer all of Seller’s rights, title and interest in and to the Purchased Loan.
(viii) A copy of the UCC-1 financing statements, certified as true and correct by Seller, and all necessary UCC-3 continuation statements with evidence of filing thereon or copies thereof certified by Seller to have been sent for filing, and UCC-3 assignments from Seller to Buyer or its designee, which UCC-3 assignments shall be in form and substance acceptable for filing.
(ix) A copy of the borrower’s opinion of counsel (if any).
(x) Assignment of any management agreements, agreements among equity interest holders or other material contracts.
(xi) If the Seller has purchased the applicable Preferred Equity Interest, evidence satisfactory to Buyer that the Preferred Equity Interest has been transferred to Seller.
(xii) Copies of all loan documents and related closing documents pertaining to the closing of the senior indebtedness incurred or owed by the owner of the real property with respect to which the holder of the Preferred Equity Interest has an ownership interest, whether directly or indirectly through intermediate entities, including without limitation the organizational documents of such owner.
(xiii) An assignment of any interest rate cap agreement or other interest rate protection agreement entered into by the issuer of the Preferred Equity Interest or its affiliates with respect to the Purchased Loan, with the counterparty’s written consent to such assignment and agreement not to amend or modify the underlying cap or other interest rate protection agreement and to make all payments thereunder to Buyer as assignee.

EXHIBIT B
PARAGRAPH A TO SCHEDULE I AMENDMENT
     A. A. ELIGIBLE LOANS:
          The following table sets forth the Purchase Percentages, CF Sweep Percentages, Buyer’s Margin Percentages, Capital Call Percentages and Applicable Spread for each Eligible Loan that is a Whole Loan, Junior Participation Interest, Preferred Equity Interest or Mezzanine Loan and its underwriting characteristics at the time of the purchase of such Eligible Loan pursuant to this Agreement, separated into various categories A through K below (each, a “Category”). To qualify for the Purchase Percentage, Applicable Spread, CF Sweep Percentage, Capital Call Percentage and Buyer’s Margin Percentage for any Category, the Eligible Loan must be of the applicable type for such Category (floating rate Whole Loans qualify for Category G only, fixed rate Whole Loans qualify for Category H only, Junior Participation Interests qualify for Categories A through C only, Mezzanine Loans qualify for Categories D through E only and Preferred Equity Interest qualify for Categories I through K only), and must satisfy each of the Combined LTV, Average LTV and Combined DSCR for such Category.

					Applicable			Buyer’s
	Combined	Average	Combined	Purchase	Spread (in	CF Sweep	Capital Call	Margin
Category	LTV	LTV	DSCR	Percentage	Basis Points)	Percentage	Percentage	Percentage

Junior Participation Interests (Categories A-C only)

A	70%	65%	1.25x	85%	125	90%	92%	95%

B	80%	75%	1.20x	75%	145	80%	82%	85%
C	90%	85%	1.05x	65%	165	70%	72%	75%

Mezzanine Loans (Categories D-F only)

D	80%	75%	1.15x	75%	160	70%	72%	75%

E	85%	80%	1.10x	65%	175	65%	67%	70%

F	90%	85%	1.05x	60%	190	60%	62%	65%

Floating rate Whole Loans (Category G only)

G	85%	N/A	1.40x	90%	75	N/A	N/A	N/A

Fixed rate Whole Loans (Category H only)

H	80%	N/A	1.30x	95%	65	N/A	N/A	N/A

Preferred Equity Interest (Categories I-K only)

I (Multi/MHP)	90%	85%	1.10x	60%	175	N/A	N/A	N/A

J (Retail/Office/ Industrial)	90%	85%	1.15x	60%	175	N/A	N/A	N/A

K (Hotel)	90%	85%	1.35x	60%	200	N/A	N/A	N/A

EXHIBIT C
EXHIBIT VI AMENDMENT
REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED LOAN
WHICH IS A PREFERRED EQUITY INTEREST
1.	Purchased Loan Information. The information set forth in the Purchased Loan Schedule is complete, true and correct in all material respects.

2.	No Default or Dispute Under Purchased Loan Documents. There exists no material default, breach, violation or event of acceleration (and no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Loan, in any such case to the extent the same materially and adversely affects the value of the Purchased Loan and the related underlying real property.

3.	No Offsets, Defenses or Counterclaims. There is no valid offset, defense or counterclaim to such Purchased Loan.

4.	Equity. The ownership interests comprising such Purchased Loan relates to all preferred equity interests owned by Seller in the underlying real property owner.

5.	Enforceability. The Purchased Loan Documents have been duly and properly executed by the parties thereto, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Purchased Loan is not usurious. Seller has fully and validly perfected all security interests or ownership interest created or intended to be created pursuant to the Purchased Loan Documents.

6.	Waivers and Modifications. The terms of the related Purchased Loan Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument which is included in the related Purchased Loan File).

7.	Valid Assignment. The assignment of Purchased Loan constitutes the legal valid and binding assignment of such Purchased Loan from Seller to or for the benefit of Buyer. No consent or approval by any third party is required for any such assignment of such Purchased Loan other than consents and approvals which have been obtained. Except as described to Buyer in writing in a Transaction Notice and a Confirmation, no consent or approval by any third party is required for Buyer’s exercise of any rights or remedies under the assignment of Purchased Loan, or for Buyer’s sale or other disposition of such Purchased Loan if Buyer acquires title thereto, other than consents and approvals which have been obtained. Except as may be set forth in any intercreditor agreement included in the related Purchased Loan File, no third party (including underlying real property owner and underlying real property mortgagee) holds any “right of first refusal,” “right of first negotiation,” “right of first offer,”

purchase option, or other similar rights of any kind on account of the occurrence of any of the foregoing. No other impediment exists to any such transfer.

8.	Certain Representations and Warranties. All representations and warranties in the Purchased Loan Documents and in the underlying real property mortgage documents are true and correct in all material respects.

9.	Parties Authorized. To the extent required under applicable law as of the Purchase Date, each party to the Purchased Loan Documents was authorized to do business in the jurisdiction in which the related underlying real property is located at all times when it held the Purchased Loan to the extent necessary to ensure the validity and enforceability of such Purchased Loan.

10.	No Advances of Funds. No party to the Purchased Loan Documents has advanced funds on account of any default under the Purchased Loan or under the underlying real property mortgage documents.

11.	Servicing. The servicing and collection practices used by Seller for the Purchased Loan have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable Purchased Loans.

12.	No Assignment. Seller has not effectuated any transfer, sale, assignment, hypothecation, or other conveyance of any of its rights and obligations under any Purchased Loan Document, except in connection with the Agreement.

13.	No Bankruptcy. To Seller’s actual knowledge, none of the following parties is a debtor in any state or federal bankruptcy or insolvency proceeding: Seller; underlying real property owner; or underlying real property mortgagee.